EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-02025 on Form S-8 of our reports dated March 10, 2005, relating to the financial statements and financial statement schedule of Petroleum Helicopters, Inc. and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Petroleum Helicopters, Inc. for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Reoffer Prospectus, which is part of such Registration Statement.
DELOITTE & TOUCHE LLP

New Orleans, Louisiana
September 14, 2005